Exhibit 10.1

August 31, 2011

Robert P. Kelly

Dear Bob:

The Board of Directors of the Bank of New York Mellon Corporation (the “Corporation”) appreciates your efforts and contributions as Chairman and CEO of the Corporation over the past four years and accepts your resignation as Chairman and CEO. This letter memorializes the terms of your resignation and sets forth the transition arrangements to which you are entitled to under the Corporation’s plans.

1.	Acceptance of Resignation

This letter will serve as an acceptance of your resignation as an officer and director of the Corporation and as an officer and/or director of any of its affiliated companies.

Your resignation will be treated for purposes of the Plan and, to the extent beneficial to you, your outstanding equity-based awards as a termination without cause, effective immediately. For the avoidance of doubt, the Corporation confirms that neither the Board nor senior management is currently aware of any circumstance that would constitute a basis for Cause. In addition, you confirm that your resignation as a director is not as a result of a disagreement that you have with the Corporation on any matter related to its operations, policies or practices.

2.	Benefits

In accordance with Section 1 of this letter, subject to your execution and non-revocation of the Release and compliance with all other terms and conditions of the Release and, to the extent relevant, the Plan, (1) the Corporation will pay the amounts and provide the benefits you are entitled to receive on a termination by the Corporation other than for Cause under the Plan as specified in the Release, and (2) effective as of your date of termination, your outstanding option, restricted stock, restricted stock unit and other equity-based awards will vest, become free of restrictions and/or become exercisable to the extent provided for in, and subject to the terms of, the applicable plan and award agreement after giving effect to Section 1. (On your request, the Board will reasonably and promptly consider any company-specific waiver from any post-employment restrictive covenants contained in any equity award agreement.) You will also be paid the supplemental executive retirement plan benefits in accordance with the terms and conditions of your Employment Letter (the “SERP”). The attached Schedule I details each of the preceding benefits.

In accordance with the Corporation’s practices, you will be paid any accrued and unpaid base salary through your last day of employment and accrued and unused vacation pay. Any unreimbursed business expenses will be reimbursed consistent with the terms of the Corporation’s policy applicable to you while employed. These accrued obligations will be paid within thirty days of your last day of employment. You will also be entitled to all other amounts or benefits required to be paid or provided or which you are eligible to receive under the terms of the Corporation’s welfare, retirement and deferred compensation plans and programs (other than the SERP). The Corporation will pay for the reasonable legal fees and disbursements incurred by you in negotiating this letter and related documents (not to exceed $35,000).

3.	General Provisions.

(a) Defined Terms. As used in this letter, “Plan” means The Bank of New York Mellon Corporation Executive Severance Plan, effective July 13, 2010; “Employment Letter” means the Letter Agreement, dated January 30, 2006, between you and the Corporation, as amended on December 22, 2006, October 24, 2008, December 15, 2008 and March 1, 2011; and “Release” means the Separation Agreement and Release attached hereto as Exhibit 1. Other capitalized terms used but not defined in this letter are used with the meaning assigned them in the Plan.

(b) Governing Law. This letter will be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law. This letter, the Release and the Plan constitute the entire agreement between you and the Corporation regarding the subject matter hereof and thereof and supersede any earlier agreement, written or oral, with respect thereto. You and Corporation agree that any disputes relating to any matters under the terms of this letter shall be resolved in accordance with Section 9 of the Plan.

*                     *                     *

To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Jane Sherburne
Jane Sherburne
Senior Executive Vice President
& General Counsel

Accepted and Agreed:

/s/ Robert P. Kelly
Robert P. Kelly

Date: August 31, 2011

Schedule I

Governing Document	Payment or Benefit	Amount/Time Period	Payment Date

Plan, § 3(a)(i)	Severance	$2,000,000	To be paid in equal installments over the two (2) year period following the Date of Termination, beginning on the Corporation payroll date immediately following the end of the six (6) month period following the Date of Termination, except to the extent any such payment may be paid in compliance with Section 409A prior to such date; provided, however, that no such payment may be made prior to the Corporation payroll date immediately following the sixty-fifth (65th) day following the Date of Termination

Plan, § 3(a)(ii)	Pro-Rata Annual Incentive Award	To be determined by the Human Resources and Compensation Committee in accordance with the Executive Incentive Compensation Plan and Release, based on annual target of $6,000,000	To be paid in cash on the same date on which annual incentives for 2011 are paid to similarly situated executives of the Corporation (but in no event later than March 15, 2012)

Supplemental Retirement, §5 of Exhibit A to Employment Letter,	Retirement Benefit	Life annuity of $121,798.54 per month (or equivalent in accordance with Employment Letter and Executive’s election or any permitted alternative election)	To be paid at the times and in the form consistent with the current payment election (or any permitted alternative election under Executive’s SERP arrangement)

Plan, §3(a)(iii)	Continued active employee health benefits	2 years	To be provided in accordance with §3(a)(iii) of the Plan beginning on the Date of Termination, with any reimbursement payment and related payment obligation subject to Section 409A to be provided beginning on the Corporation payroll date immediately following the end of the six (6) month period following the Date of Termination

Governing Document	Payment or Benefit	Amount/Time Period	Payment Date

Plan, §3(a)(iv)	Outplacement Services	1 year	To be made available in accordance with §3(a)(iv) of the Plan beginning on the Date of Termination

Schedule I (con’t)

Vested/Unvested Stock Options						Unvested R/S
Grant Date		Price	Shares	Vest Date	Last Day to Exercise	Grant Date	Shares	Vest Date
2/13/2006	Vested	$34.37	280,000		8/31/2013
2/20/2007	Unvested	$45.97	96,767	(2/12)	8/31/2015	8/10/2009	167,726	release date
2/20/2007	Vested	$45.97	387,068		8/31/2015
7/23/2007	Vested	$44.59	76,668		8/31/2015
3/10/2008	Unvested	$42.31	192,484	(3/12)	8/31/2016	2/25/2010	30,141	release date
3/10/2008	Vested	$42.31	577,453		8/31/2016
8/10/2009	Unvested	$29.39	151,081	(8/12)	8/31/2016		30,141	release date
8/10/2009	Unvested	$29.39	151,081	(8/13)	8/31/2016	3/16/2010	163,623	release date
8/10/2009	Vested	$29.39	302,164		8/31/2016
3/16/2010	Unvested	$30.25	146,064	(3/12)	8/31/2016	2/24/2011	150,985	(2/14)

3/16/2010	Unvested	$30.25	146,064	(3/13)	8/31/2016		542,616
3/16/2010	Unvested	$30.25	146,063	Forfeited	N/A
3/16/2010	Vested	$30.25	146,064		8/31/2016
2/24/2011	Unvested	$30.13	134,790	(2/12)	8/31/2016
2/24/2011	Unvested	$30.13	134,790	(2/13)	8/31/2016	“release date” means release effective date
2/24/2011	Unvested	$30.13	134,790	Forfeited	N/A	Term w/o Cause - shares vest
2/24/2011	Unvested	$30.13	134,790	Forfeited	N/A

2006 - All shares vested. Exercisable for 2 years from termination date.						(2/11 grant subject to HRCC approval after 2011 performance criteria are met)

2/2007 - Exercisable for 2 years from Payroll Separation Date (PSD).

7/2007 - All shares vested. Exercisable for 2 years from PSD.

2008 - 2011 - Shares exercisable for 3 years from PSD, for

              options exercisable on PSD. Unvested shares as of PSD forfeited.

For illustrative purposes only. Plan documents control. Assumptions include actual termination date.

Exhibit 1

SEVERANCE, RESTRICTIVE COVENANTS

AND RELEASE AGREEMENT (HEREIN, “AGREEMENT”)

The Bank of New York Mellon Corporation (the “Corporation”) and Robert P. Kelly (“Executive”) agree as follows:

1. Date of Termination. Executive’s employment with the Corporation will terminate effective August 31, 2011 (the “Date of Termination”).

2. Cooperation. Executive agrees to make himself reasonably available to the Corporation to respond to requests by the Corporation for information concerning litigation, regulatory inquiry or Investigation, involving facts or events relating to the Corporation that may be within his knowledge. Executive will cooperate fully with the Corporation in connection with any and all future litigation or regulatory proceedings brought by or against the Corporation to the extent the Corporation reasonably deems Executive’s cooperation necessary. Executive will be entitled to reimbursement of reasonable out-of-pocket expenses (including counsel fees) incurred in connection with fulfilling his obligations under this Section 2.

3. Severance Benefit. In consideration of Executive’s undertakings herein, the Corporation will make payments and provide benefits in accordance with Section 3(a) of the Corporation’s Executive Severance Plan (the “Severance Plan”) for a termination by the Corporation other than for Cause, less required deductions (including, but not limited to, federal, state and local tax withholdings) and provide for the equity award treatment set forth in the Letter Agreement, dated August 31, 2011, between the Corporation and the Executive and Schedule I thereto (the “Letter Agreement”). The preceding payments and benefits are collectively referred in this Agreement as the “Severance Payment”.

The Severance Payment will be paid in accordance with the Severance Plan or the Letter Agreement, as applicable. (For purposes of Section 3(a)(ii) of the Plan, the Board has determined the individual component of your annual incentive will be appropriately calculated based on having achieved the target level of performance and the corporate component of your annual incentive will be calculated on the same basis as is applicable to the Corporation’s senior executives.) Provision of the Severance Payment is contingent upon the execution of this Agreement by Executive and Executive’s compliance with all terms and conditions of this Agreement and the Severance Plan. Executive agrees that if this Agreement does not become effective, the Corporation shall not be required to make any further Severance Payments to Executive pursuant to this Agreement, the Severance Plan or the Letter Agreement and shall be entitled to recover all Severance Payments already made by it (including interest thereon) pursuant thereto.

4. Confidential Information; Non-Solicitation; Non-Compete. Executive represents that he has returned to the Corporation all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Corporation or its affiliates, including copies, extracts or other documents derived from such property or information. Executive will immediately forfeit all rights to Severance Payments under this Agreement, the Letter Agreement and the Severance Plan if Executive, directly or indirectly (i) at any time discloses to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Corporation or any of its affiliates or uses such secrets or information without the prior written consent of the General Counsel of the Corporation; or; (ii) Executive breaches any of Executive’s post termination obligations to the Corporation pursuant to an individual agreement, including but not limited to non-solicitation, confidentiality and/or non-competition restrictions (which are incorporated herein by reference); or (iii) to the extent that Executive does not have post termination non-solicitation, confidentiality and/or non-competition obligations in an individual agreement, during the twelve (12) month period after the Date of Termination (A) solicits, influences, encourages, induces, recruits or causes any employee of the Corporation or any person who was an employee of the Corporation within the six (6) month period before Executive’s Date of Termination to resign from the Corporation or to apply for or accept employment with any Competitive Enterprise; or (B) solicits or attempt to solicit any of the Corporation’s clients and/or customers for whom Executive or the Corporation performed services or actively solicited work from during the six (6) month period before Executive’s Date of Termination, to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Corporation or otherwise interferes with or damages any relationship between the Corporation and any such client or customers. For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity that competes anywhere with any activity that the Corporation or its affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity and were within the scope of Executive’s responsibilities within the twelve (12) months preceding Executive’s termination of employment.

The Corporation agrees that it and its executive officers and directors will not defame or disparage or otherwise make, or authorize the making of, any communication that is intended or may reasonably be expected to harm the reputation, business or prospects of Executive, and Executive agrees that he will not defame or disparage or otherwise make, or authorize the making of, any communication that is intended or may reasonably be expected to harm the reputation, business or prospects of the Corporation, its affiliated companies or any of their respective directors or executive officers. The Corporation and Executive have agreed on a the press release, which will be the only press release by either party with respect to Executive’s resignation and the matters subject to the Agreement and neither the Corporation nor Executive will schedule or hold any press conference or similar proceeding with respect to Executive’s resignation or the matters subject to this Agreement.

Nothing in this Agreement shall prevent or prohibit Executive or the Corporation from responding to an order, subpoena, other legal process or regulatory inquiry directed to them or from providing information to or making a filing with a governmental or regulatory body. Executive agrees that upon learning of any order, subpoena or other legal process seeking information that would otherwise be prohibited from disclosure under this Agreement, he will promptly notify the Corporation, in writing, directed to the Corporation’s General Counsel. In the event disclosure is so required, Executive agrees not to oppose any action by the Corporation to seek or obtain a protective order or other appropriate remedy.

5. Executive hereby represents that he has not filed any action, complaint, charge, grievance or arbitration against the Corporation or any of its affiliates in connection with any matters relating, directly or indirectly, to his employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Corporation or any of its affiliates with respect to events occurring prior to the termination of his employment with the Corporation or any affiliates thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Executive from filing a charge or lawsuit challenging the validity of the waiver and release contained herein under OWBPA with respect to claims under ADEA or filing a charge of discrimination with, or participate in, an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), but Executive will not be entitled to any monetary or other relief from the EEOC or from any court as a result of litigation brought on the basis of or in connection with such charge, except if, and to the extent that, the release and waiver contained in this Agreement is held to be invalid or unenforceable (in which event, Corporation will be entitled to restitution or set off for the amounts paid to Executive hereunder as and to the extent determined by the court).

6. General Release. Effective as of the Effective Date, and in return for the consideration set forth above, Executive agrees not to sue or file any action, claim, or lawsuit against the Corporation, agrees not to pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and cause the dismissal or withdrawal of, any lawsuit, action, claim, or charge against the Corporation, and Executive agrees to waive all claims and release and forever discharge the Corporation, its officers, directors, subsidiaries, affiliates, parents, attorneys, shareholders and employees from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, relating in any way, directly or indirectly, to his employment, from the beginning of time through the Effective Date of this Agreement, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to, any claims arising under or pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Occupational Safety & Health Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Age Discrimination in Employment Act of 1967 (“ADEA”), New York State Labor Law, New York State Human Rights Law, New York Human Rights Law, and any other state, federal, city, county or local statute, rule, regulation, ordinance or order, or the national or local law of any foreign country, any claim for future consideration for employment with the Corporation, any claims for attorneys’ fees and costs and any employment rights or entitlement law, and any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to Executive, discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or another unlawful criterion or circumstance, and any other theory of recovery; provided, however, that this Section 6 shall not release (a) any claim for breach of this Agreement, the Severance Plan or the Letter Agreement, (b) any claim for accrued benefits to which Executive is entitled under the Corporation’s retirement, deferred compensation, and welfare benefit plans and programs (including the SERP as agreed in the Letter Agreement), (c) Executive’s rights as a stockholder of the Corporation or (d) any rights for indemnification or contribution under the Corporation’s certificate of incorporation or by-laws or equivalent governing documents of the Corporation and its affiliates, the law of the State of Delaware, any indemnification agreement between Executive and the Corporation or any rights to insurance coverage under any directors’ and officers’ liability insurance or fiduciary insurance policy. It is the intention of the parties to make this release as broad and as general as the law permits (subject to the preceding proviso).

7. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

8. This Agreement may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Agreement or the Severance Plan.

9. Executive acknowledges that Executive has made an independent investigation of the facts, and does not rely on any statement or representation of the Corporation in entering into this Agreement or the Letter Agreement, other than those set forth herein or therein.

10. Executive agrees that, without limiting the Corporation’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any obligation in this Agreement , the Corporation shall not be required to make any further Severance Payments to the Executive pursuant to this Agreement, the Letter Agreement or the Severance Plan and shall be entitled to recover all Severance Payments already made by it thereunder (including interest thereon), in addition to all damages, attorneys’ fees and costs the Corporation incurs in connection with Executive’s breach of this Agreement or the Letter Agreement. Executive further agrees that the Corporation shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his violation or breach of any obligation of this Agreement shall forever release and discharge the Corporation from the performance of its obligations arising from this Agreement.

11. Executive has been advised and acknowledges that he has been given twenty-one (21) days to sign this Agreement, he has seven (7) days following his signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).

12. Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of his choice prior to signing this Agreement.

13. Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of his own free will, knowingly and voluntarily, and without any duress or coercion.

14. Executive understands that this Agreement includes a final general release and restrictive covenants related to confidentiality and non-solicitation, and that Executive can make no further claims against the Corporation or the persons listed in Section 6 of this Agreement relating in any way, directly or indirectly, to his employment or termination of his employment. Executive also understands that this Agreement precludes Executive from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim brought on Executive’s behalf against the Corporation or the persons listed in Section 6 of this Agreement.

15. Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.

16. This Agreement, the Letter Agreement and the Severance Plan constitute the complete understanding between Executive and the Corporation regarding the subject matter hereof and thereof. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Corporation.

17. Executive and the Corporation agree that all notices or other communications required or permitted to be given under the terms of this Agreement shall be given in accordance with Section 8 of the Severance Plan.

18. Executive and the Corporation agree that any disputes relating to any matters covered under the terms of this Agreement or the Letter Agreement shall be resolved in accordance with Section 9 of the Severance Plan.

19. By entering into this Agreement and the Letter Agreement, the Corporation does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement and the Letter Agreement are being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between Executive and the Corporation.

20. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

22. Unless expressly specified elsewhere in this Agreement, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law.

23. This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, Executive has signed this Agreement on this          of                     , 2011.

Robert P. Kelly

Accepted and Agreed:

The Bank of New York Mellon Corporation

By:
Jane Sherburne
Senior Executive Vice President
& General Counsel